UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):    June 26, 2003

    ORTHOVITA, INC.

(Exact Name of Registrant Specified in Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation)	0-24517 (Commission File Number)	23-2694857 (I.R.S. Employer Identification No.)

45 Great Valley Parkway Malvern, Pennsylvania (Address of Principal Executive Offices)		19355 (Zip Code)

Registrant’s telephone number, including area code:    (610) 640-1775

                                             Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 5.    Other Events.

On June 26, 2003, Orthovita, Inc., a Pennsylvania corporation (“Orthovita”), entered into Securities Purchase Agreements (collectively, the “Agreements”) with several institutional investors (collectively, the “Investors”), pursuant to which Orthovita agreed to sell, and the Investors agreed to purchase, an aggregate 4,892,856 shares of Orthovita’s common stock (the “Shares”) and warrants to purchase an aggregate 978,573 shares of Orthovita’s common stock (the “Warrants”), for an aggregate purchase price of $13,700,000, in a private placement transaction (the “Financing”). The Financing was completed on July 2, 2003.

Orthovita has agreed to pay SG Cowen Securities Corporation placement agent fees equal to 7% of the gross proceeds raised in the Financing as well as warrants (the “Placement Agent Warrants”) to purchase the number of shares of common stock equal to 3% of the shares of common stock sold in the Financing.

Both the Warrants and the Placement Agent Warrants have a term of five years and an initial exercise price of $4.00 per share, subject to certain adjustments. In addition, the Warrants and the Placement Agent Warrants are exercisable for cash only, and are subject to redemption at Orthovita’s option if the volume weighted average price of Orthovita’s common stock has been at least 200% above the exercise price of the warrants for a period of 20 out of any 30 consecutive trading days, provided the shares of common stock underlying such warrants are then covered by an effective resale registration statement. Of the warrants to purchase 146,786 shares granted to the placement agent, warrants to purchase 80,000 shares of common stock are not exercisable until January 2, 2004. The Warrants and the remainder of the Placement Agent Warrants are exercisable immediately.

Orthovita has agreed to file a registration statement with the Securities and Exchange Commission within 30 days after the closing of the Financing in order to register the resale of the Shares and the shares of common stock issuable upon exercise of the Warrants and the Placement Agent Warrants.

Orthovita expects to use the net proceeds from the Financing to support ongoing clinical development programs relating to its CORTOSS® and RHAKOSS™ products, to invest in its U.S. distribution network and for general working capital.

This summary description of the Financing described by the Agreements does not purport to be complete and is qualified in its entirety by reference to the form of the Agreements and the other documents and instruments that are filed as Exhibits hereto.

Separately, as a result of the average of the closing prices of Orthovita common stock as reported on the Nasdaq National Market over the 20 trading days ended June 26, 2003, on June 27, 2003, the shares of Orthovita’s Series A 6% Adjustable Cumulative Convertible Voting Preferred Stock (the “Series A Preferred Stock”) became subject to an automatic conversion provision set forth in the Statement of Designations, Rights and Preferences of the Series A Preferred Stock (the “Series A Preferred Stock Designations”). Based on facts known to Orthovita regarding the beneficial ownership of the holders of the Series A Preferred Stock at the time of such automatic conversion, of the 1,815 shares of Series A Preferred Stock outstanding on June 27, 2003, 1,508 shares have automatically converted into approximately 8,840,000 shares of common stock. As a result of provisions in the Series A Preferred Stock Designations that limit the number of shares of Series A Preferred Stock that automatically convert by virtue of beneficial ownership limitations applicable to certain shareholders, the remaining 307 shares of Series A Preferred Stock (the “Blocked Series A Preferred Shares”) have not yet converted but shall automatically convert into an aggregate of approximately 1,800,000 shares of common stock as soon as the beneficial ownership limitation would not prevent such conversion. Nevertheless, as of June 27, 2003, dividends will cease to accrue on the Blocked Series A Preferred Shares and holders of the Blocked Series A Preferred Shares are no longer entitled to liquidation preferences, veto rights, anti-dilution protection or redemption rights. Accordingly, holders of the Blocked Series A Preferred Shares have no rights superior to holders of Orthovita’s common stock.

The press release issued by Orthovita on June 27, 2003 relating to the Financing and the automatic conversion of the Series A Preferred Stock is filed herewith as Exhibit 99.1.

Item 7.    Financial Statements, Pro Forma Financial Statements and Exhibits.

Exhibits
10.1	Form of Securities Purchase Agreement dated as of June 26, 2003 among Orthovita, Inc. and the Investors named therein

10.2	Form of Warrant issued to each of the Investors identified in the Securities Purchase Agreements dated as of June 27, 2003

10.3	Warrant to purchase 80,000 shares of Common Stock issued to SG Cowen Securities Corporation, as Placement Agent

10.4	Warrant to purchase 66,786 shares of Common Stock issued to SG Cowen Securities Corporation, as Placement Agent

99.1	Press release issued June 27, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORTHOVITA, INC.

By:	ANTONY KOBLISH
Antony Koblish Chief Executive Officer

Dated:    July 8, 2003

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